EXHIBIT 5

June 27, 2011

Ameren Corporation
1901 Chouteau Avenue
St. Louis, Missouri  63103

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Ameren Corporation, a Missouri corporation, (the “Company”).  The Company will file on or about the date hereof with the Securities and Exchange Commission (the “Commission) a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 6,000,000 shares (the “Shares”) of the Company’s common stock, $.01 par value (the “Common Stock”), in connection with its DRPlus Dividend Reinvestment and Stock Purchase Plan.  This opinion is given with respect to the Shares to the extent they are newly-issued shares of Common Stock.

I have reviewed originals (or copies certified or otherwise identified to my satisfaction) of the Registration Statement (including the exhibits thereto), the Restated Articles of Incorporation, as amended, and By-Laws of the Company as in effect on the date hereof, corporate and other documents, records and papers and certificates of public officials, and other such documents and materials as I have deemed necessary or appropriate to enable me to deliver this opinion.  In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as copies.

On the basis of such review and assuming that (i) the applicable provisions of the Securities Act and the securities or “blue sky” laws of various states shall have been complied with, (ii) appropriate resolutions have been adopted by the Board of Directors of the Company (or a duly appointed committee thereof) and (iii) the Shares have been issued and delivered upon the terms specified in such resolutions, I am of the opinion that when the Common Stock has been issued and delivered on the terms and conditions set forth in the Registration Statement, and for the consideration contemplated by the Registration Statement, the Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

I am a member of the Bar of the State of Missouri and this opinion is limited to the laws of the State of Missouri and the federal laws of the United States insofar as they bear on the matters covered hereby.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gregory L. Nelson

Gregory L. Nelson
Senior Vice President, General Counsel and Secretary